UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

PHYSIOMETRIX, Inc.

(Name of Issuer)

Common Stock, $.001 par value

(Title of Class of Securities)

718928104

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 718928104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners III L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners (Adjunct) III L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OBP Management III L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners (Bermuda) III Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OBP Management (Bermuda) III Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) mRNA Fund L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) mRNA Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan J. Fleming

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alan G. Walton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeffrey T. Barnes

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 Shares

	6.	Shared Voting Power 598,600 Shares

	7.	Sole Dispositive Power 0 Shares

	8.	Shared Dispositive Power 598,600 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 598,600 Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

NOTE:  This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners III L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) III L.P., a Delaware limited partnership; (iii) OBP Management III L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) III Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) III Limited Partnership, a Bermuda limited partnership; (vi) mRNA Fund L.P., a Delaware limited partnership; (vii) mRNA Partners L.P., a Delaware limited partnership; (viii) Jonathan J. Fleming; (ix) Alan G. Walton; and (x) Jeffrey T. Barnes.

Item 1.
(a)	Name of Issuer Physiometrix, Inc.
(b)	Address of Issuer’s Principal Executive Offices Five Billerica Park, 101 Billerica Ave, North Billerica, MA 01862

Item 2.

Item 2(a)	Item 2(b)	Item 2(c)

Name of Person Filing	Address	Citizenship or Place of Organization

Oxford Bioscience Partners III L.P. (“OBP III”)	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	Delaware

Oxford Bioscience Partners (Adjunct) III L.P. (“OBP Adjunct III”)	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	Delaware

OBP Management III L.P. (“OBP Management III”) the general partner of OBP III and OBP Adjunct III	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	Delaware

Oxford Bioscience Partners (Bermuda) III Limited Partnership (“OBP Bermuda III”)	Clarendon House 2 Church Street PO Box 1022 Hamilton HM DX, Bermuda	Bermuda

Item 2(a)	Item 2(b)	Item 2(c)

Name of Person Filing	Address	Citizenship or Place of Organization

OBP Management (Bermuda) III Limited Partnership (“OBP Management Bermuda III”), the general partner of OBP Bermuda III	Clarendon House 2 Church Street PO Box 1022 Hamilton HM DX, Bermuda	Bermuda

mRNA Fund L.P. (“mRNA Fund”)	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	Delaware

mRNA Partners L.P. (“mRNA Partners”)	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	Delaware

Jonathan J. Fleming, a general partner of OBP Management III, OBP Management Bermuda III and mRNA Partners	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	United States

Alan G. Walton, a general partner of OBP Management III, OBP Management Bermuda III and mRNA Partners	Oxford Bioscience Partners 315 Post Road West Westport, CT 06880	United States

Jeffrey T. Barnes, a general partner of OBP Management III, OBP Management Bermuda III and mRNA Partners	Oxford Bioscience Partners 222 Berkeley St. Boston, MA 02116	United States

(d)	Title of Class of Securities Common Stock, $.001 par value.
(e)	CUSIP Number 718928104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
(b) Percent of class:
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of
Not applicable.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

All other items reported on the Schedule 13G dated as of February 13, 2002 and filed on behalf of the reporting persons with respect to the Common Stock of Physiometrix, Inc. remain unchanged.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below each of the undersigned certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004

OXFORD BIOSCIENCE PARTNERS III L.P.

By: OBP Management III L.P., its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS (ADJUNCT) III L.P.

By: OBP Management III L.P., its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT III L.P.

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS (BERMUDA) III LIMITED PARTNERSHIP

By: OBP Management (Bermuda) III Limited Partnership, its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT (BERMUDA) III LIMITED PARTNERSHIP

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

MRNA FUND L.P.

By: mRNA Partners L.P., its general partner

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

MRNA PARTNERS L.P.

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

/s/ Jonathan J. Fleming
Jonathan J. Fleming

/s/ Alan G. Walton
Alan G. Walton

/s/ Jeffrey T. Barnes
Jeffrey T. Barnes

Exhibit 1

AGREEMENT

Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Physiometrix, Inc.

Dated: February 13, 2004

OXFORD BIOSCIENCE PARTNERS III L.P.

By: OBP Management III L.P., its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS (ADJUNCT) III L.P.

By: OBP Management III L.P., its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT III L.P.

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS (BERMUDA) III LIMITED PARTNERSHIP

By: OBP Management (Bermuda) III Limited Partnership, its general partner

	By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT (BERMUDA) III LIMITED PARTNERSHIP

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

MRNA FUND L.P.

By: mRNA Partners L.P., its general partner

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

MRNA PARTNERS L.P.

By:	/s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

/s/ Jonathan J. Fleming
Jonathan J. Fleming

/s/ Alan G. Walton
Alan G. Walton

/s/ Jeffrey T. Barnes
Jeffrey T. Barnes